Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2021 Stock Option and Incentive Plan of Disc Medicine, Inc., Amended and Restated 2021 Employee Stock Purchase Plan of Disc Medicine, Inc. and 2017 Stock Option and Grant Plan of Disc Medicine, Inc. of our report dated March 10, 2022, with respect to the consolidated financial statements of Gemini Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 17, 2023